Exhibit 4.2

CRINETICS PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of February 9, 2018 by and among CRINETICS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto (collectively referred to hereinafter as the “Investors” and each individually as an “Investor”).

RECITALS

WHEREAS, the Company and certain of the Investors are party to that certain Investor Rights Agreement, dated as of October 30, 2015 (the “Prior Agreement”);

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series B Preferred Stock, par value of $0.001 per share (the “Series B Preferred”), pursuant to that certain Series B Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, certain of the Investors are holders of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below; and

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(e)    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f)    “Major Investor” means an Investor that, together with its Affiliates, holds Registrable Securities having an aggregate original issue price of not less than $5,000,000.

(g)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)    “Preferred Stock” means the Series A Preferred and the Series B Preferred.

(i)    “Qualified IPO” has the meaning ascribed to such term in the Restated Charter.

(j)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k)    “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) Common Stock, or Common Stock issuable upon the conversion and/or exercise of any other securities of the Company, acquired by Investors and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(l)    “Registrable Securities then outstanding” and “outstanding Registrable Securities” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to exercisable or convertible securities.

(m)    “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed $35,000 of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(n)    “Requisite Investors” means (i) Investors holding at least a majority of the outstanding shares of Series A Preferred, and (ii) Investors holding at least a majority of the outstanding shares of Series B Preferred, in each case voting as separate classes on an as-converted to Common Stock basis.

(o)    “Restated Charter” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

(p)    “SEC” means the Securities and Exchange Commission.

(q)    “Securities Act” means the Securities Act of 1933, as amended.

(r)    “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.

(s)    “Series Preferred Directors” has the meaning ascribed to such term in the Restated Charter.

(t)    “Shares” means the shares of Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(u)    “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

(v)    “Voting Agreement” means that certain Amended and Restated Voting Agreement, dated of even date herewith and as may be amended from time to time, by and among the Company and those certain holders of Common Stock listed on Exhibit A thereto and the persons and entities listed on Exhibit B thereto.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1    Restrictions on Transfer.

(a)    Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b)    Notwithstanding the provisions of subsection (b) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c)    Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON

WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)    The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e)    Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2    Demand Registration.

(a)    Subject to the conditions of this Section 2.2, if the Company receives a written request from the Holders of at least 30% of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least 20% of the Registrable Securities held by the Initiating Holders (provided that the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000 if the request is made prior to the Initial Offering, or $5,000,000 if the request is made after the Initial Offering), then the Company shall, within 30 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible within 90 days following such request, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)    prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) six months following the effective date of a registration statement under the Securities Act for the Initial Offering;

(ii)    after the Company has effected two registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)    during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to the Initial Offering (or such longer period as may be determined pursuant to Section 2.11 hereof); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)    if within 30 days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement within 90 days for an anticipated Qualified IPO;

(v)    if the Company furnishes to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Company’s Board of Directors (the “Board”) stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 100 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period;

(vi)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least 20 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 20 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the Company determines in good faith, based on consultation with the underwriter, that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below 25% of the total amount of securities included in such registration, unless such offering is a Qualified IPO and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered by the later of (i) 10 business days prior to the effective date of the registration statement and (ii) five business days after the Holder is furnished with the final terms of such underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any

Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)    if Form S-3 is not available for such offering by the Holders; or

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000; or

(iii)    if within 30 days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within 60 days, other than pursuant to a Special Registration Statement;

(iv)    if the Company furnishes to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 100 days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period; or

(v)    if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

2.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for 120 days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed 60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the holders of at least a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than two such Suspension Periods shall occur in any 12 month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7    Delay of Registration; Furnishing Information.

(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)    The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 20% of the shares of Registrable Securities originally issued to such Holder; or (d) is an Affiliate of such Holder; provided, however, (i) the transferor shall, within 10 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10    Limitation on Subsequent Registration Rights. Other than as provided in Section 6.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11    Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711(f)(4) or NYSE Member Rule 472(f)(4) or any successor or similar rule or regulation); provided, that all officers and directors of the Company and holders of at least 1% of the Company’s voting securities are bound by and have entered into similar agreements.    The foregoing provisions of this Section 2.11 shall apply only to the Initial Offering and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriters that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such shares of Common Stock (or other securities) until the end of such period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)    so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the third anniversary of a Qualified IPO or (ii) the closing of an Acquisition (as defined in the Restated Charter). Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 3. COVENANTS OF THE COMPANY.

3.1    Basic Financial Information and Reporting.

(a)    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)    As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, the Company will furnish each Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Board.

(c)    The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)    The Company will furnish each Major Investor: (i) at least 30 days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); (ii) as soon as practicable after the end of each month, and in any event within 30 days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made; and (iii) within 30 days after the end of each fiscal year, a statement showing: the number of shares of each class and series of capital stock of the Company and securities convertible into or exercisable for shares of capital stock of the Company outstanding at the end of such fiscal year and held by each holder; the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto; and the number of shares underlying issued stock options held by each holder and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct.

3.2    Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3    Confidentiality. Each Investor agrees to, and will cause any representative of the Investor to, use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor or its representatives pursuant to the terms of this Agreement (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary, parent or other Affiliate of such Investor as long as such partner, subsidiary, parent or other Affiliate is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law.

3.4    Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5    Stock Vesting. Unless otherwise approved by the Board (including at least a majority of the Series Preferred Directors), all stock, stock options and other stock equivalents initially issued to new employees, directors, consultants and other service providers after the date of this Agreement shall be subject to vesting as follows: (a) 25% of such stock shall vest at the end of the first year following the vesting commencement date (which, in the case of new employees or other service providers, shall be the date on which such individual commenced employment with, or providing services for, the Company, and in all other cases shall be the date of grant), and (b) 75% of such stock shall vest on an equal monthly basis over the following three years. Unless otherwise approved by the Board (including at least a majority of the Series Preferred Directors), all stock, stock options and other stock equivalents issued to continuing employees, directors, consultants and other service providers after the date of this Agreement shall be subject to vesting as follows: 1/48th of such stock shall vest on a monthly basis over a period of four years. The Company shall have the right to repurchase all such unvested shares at the lower of cost or fair market value upon termination or resignation of any such employee, director, consultant or other service provider, which repurchase right shall be exercisable for a period of not less than 90 days following such termination or resignation. The employee, director, consultant or other service provider issued such stock, stock options or other stock equivalents shall not be permitted to transfer such shares prior to their vesting, except for transfers in connection with estate planning purposes that would otherwise be exempted from the Company’s right of first refusal in the Company’s Bylaws. In addition, unless otherwise approved by the Board (including at least a majority of the Series Preferred Directors), the Company shall retain a “right of first refusal” on employee transfers until the occurrence of a Qualified IPO, except for transfers exempted from such right of first refusal pursuant to the Company’s Bylaws or pursuant to the Co-Sale Agreement (as defined in the Purchase Agreement).

3.6     Director and Officer Insurance. The Company shall obtain and maintain in full force and effect director and officer liability insurance in the amount determined by the Board. The Company shall ensure that any agreement or transaction involving the Company that is expected to result in an Acquisition (as defined in the Restated Charter), in which the Company will not be the surviving entity, will include provisions requiring the successor entity to assume the Company’s obligations with respect to the indemnification of its directors (which obligations shall survive for a period of not less than six years following the closing of the Acquisition).

3.7    Observation Rights. The Company shall allow one representative designated by each Major Investor to attend all meetings of the Board and committees thereof in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board or the applicable committee; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. The Company will promptly reimburse all reasonable and actual documented costs and expenses, consistent with any applicable travel policies of the Company in effect from time to time and approved by the Board (including at least a majority of the Series Preferred Directors), incurred by any such representative in connection with attending all such Board and committee meetings. The rights set forth in this Section 3.7 shall terminate on the date on which an Investor is no longer a Major Investor.

3.8    Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board.

3.9     Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements, in a form reasonably acceptable to the Series Preferred Directors, with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

3.10    Board Committees. Each committee of the Board shall include at least one Series Preferred Director, unless otherwise agreed by all of the Investors that have a right to designate a Series Preferred Director pursuant to the Voting Agreement.

3.11    Board Meetings; Reimbursement of Expenses. The Company shall hold a minimum of one meeting per calendar quarter, unless otherwise agreed by a majority of all directors of the Company (including a majority of the Series Preferred Directors). The Company will promptly reimburse all reasonable documented costs and expenses, consistent with any travel policies of the Company in effect from time to time and approved by the Board (including at least a majority of the Series Preferred Directors), incurred by any Series Preferred Director in connection with attending Board meetings, attending any Board committee meetings, and performing the Company’s business at the request of the Company.

3.12    Approval. The Company shall not without the approval of a majority of the Board (including at least a majority of the Series Preferred Directors) authorize or enter into any transactions with any director or officer of the Company, or any member of such director’s or officer’s immediate family.

3.13    FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement action pursuant to such laws. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

3.14    Investor Right to Conduct Activities. To the extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Specified Opportunity (as defined below). Furthermore, no Fund (as defined below) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Fund in any entity competitive with the Company or (ii) actions taken by any advisor, partner, officer or other representative of the Fund to assist any such competitive entity, whether or not such action was taken as a member of the board of directors of such competitive entity or otherwise. A “Specified Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) the Series Preferred Directors or (ii) except for an employee of the Company or any of its subsidiaries, any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent or any such holder (together, the “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of a Covered Person expressly and solely in such person’s capacity as a director of the Company. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.

3.15    Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.3, 3.6, 3.9 and 3.14) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified IPO or (ii) upon an Acquisition (as defined in the Restated Charter as in effect as of the date hereof).

SECTION 4. COVENANT OF THE INVESTORS.

4.1    Commerce Department Compliance. The Company may be required to file reports with the Bureau of Economic Analysis (the “BEA”) of the U.S. Commerce Department when a U.S. Affiliate of a foreign Investor if such foreign Investor, together with its affiliates, directly or indirectly controls 10% or more of the voting securities of the Company. Such foreign Investor that is a foreign individual or entity or a U.S. subsidiary or affiliate of a foreign parent covenants to provide information necessary for the Company to comply with BEA filings required under the International Investment and Trade in Services Act.

SECTION 5. RIGHTS OF FIRST REFUSAL.

5.1    Subsequent Offerings. Subject to applicable securities laws, each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

5.2    Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have 15 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

5.3    Issuance of Equity Securities to Other Persons. If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares on a pro rata basis. The Investors shall have five days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have 90 days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within 90 days of the notice provided pursuant to Section 5.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

5.4    Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 5 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified IPO or (ii) an Acquisition.

5.5    Assignment of Rights of First Refusal. The rights of first refusal of each Investor under this Section 5 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

5.6    Excluded Securities. The rights of first refusal established by this Section 5 shall have no application to any of the following Equity Securities:

(a)    Exempted Securities (as defined in the Restated Charter);

(b)    stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 5 were complied with, waived, or were inapplicable pursuant to any provision of this Section 5.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c)    any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company; and

(d)    any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act for a Qualified IPO.

SECTION 6. MISCELLANEOUS.

6.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Delaware.

6.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.3    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

6.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.5    Amendment and Waiver.

(a)    Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the Requisite Investors.

(b)    For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

6.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if sent at a time other than the normal business hours of the recipient, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by 10 days’ advance written notice to the other parties hereto.

6.8    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.9    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series B Preferred pursuant to the Purchase Agreement, any purchaser of such shares of Series B Preferred shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

6.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.12    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.13    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.14    Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) an Acquisition (as defined in the Restated Charter); or (ii) the third anniversary of the closing of a Qualified IPO (as defined in the Restated Charter).

6.15    Acknowledgement. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plan and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.16    Prior Agreement. Upon execution and delivery of this Agreement by the Company and Investors holding at least a majority of the Registrable Securities under the Prior Agreement, the Prior Agreement shall thereafter be of no further force and effect and is hereby amended in its entirety and restated herein, and all provisions of rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement..

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

CRINETICS PHARMACEUTICALS, INC.

Signature: /s/ R. Scot Struthers, Ph.D.

Print Name: R. Scott Struthers, Ph.D.

Title: Chief Executive Officer

Address: 6197 Cornerstone Court, Suite 111
San Diego, CA 92121

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

5AM Ventures IV, L.P.

By: 5AM Partners IV, LLC
Its: General Partner

Signature: /s/ Andrew J. Schwab

Print Name: Andrew J. Schwab

Title: Managing Member

5AM Co-Investors IV, L.P.

By: 5AM Partners IV, LLC
Its: General Partner

Signature: /s/ Andrew J. Schwab

Print Name: Andrew J. Schwab

Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

VERSANT VENTURE CAPITAL V, L.P.
VERSANT AFFILIATES FUND V, L.P.
VERSANT OPHTHALMIC AFFILIATES FUND I, L.P.
By: Versant Ventures V, LLC, its general partner

Signature: /s/ Thomas Woiwode

Print Name: Thomas Woiwode

Title: Managing Director

VERSANT VENTURE CAPITAL V (CANADA) LP
By: Versant Ventures V (Canada), L.P.
By: Versant Ventures V, GP-GP (Canada), Inc., its general partner

Signature: /s/ Thomas Woiwode

Print Name: Thomas Woiwode

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

VIVO CAPITAL FUND VIII, L.P.
By: Vivo Capital VIII, LLC
Its: General Partner

Signature: /s/ Albert Cha

Print Name: Albert Cha

Title: Managing Member

VIVO CAPITAL SURPLUS FUND VIII, L.P.
By: Vivo Capital VIII, LLC
Its: General Partner

Signature: /s/ Albert Cha

Print Name: Albert Cha

Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By: /s/ James Mannix

Print Name: James Mannix

Title: Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC
Its: General Partner

By:	/s/ Nicholas McGrath

Name:	Nicholas McGrath

Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun

Name:	Abayomi A. Adigun
Title:	Investment Manager DUMAC, Inc. Authorized Agent

By:	/s/ Jannine M. Lall

Name:	Jannine M. Lall
Title:	Controller DUMAC, Inc. Authorized Agent

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of February 21, 2018.

INVESTORS:

ORBIMED PRIVATE INVESTMENTS VI, LP

BY:	ORBIMED CAPITAL GP VI LLC,
ITS GENERAL PARTNER

By:	ORBIMED ADVISORS LLC,
ITS MANAGING MEMBER

Signature: /s/ Jonathan Silverstein

Print Name: Johnathan Silverstein

Title: Member

EXHIBIT A

SCHEDULE OF INVESTORS

NAME AND ADDRESS 5AM VENTURES IV, L.P. 5AM CO-INVESTORS IV, L.P. Address for all: 501 2nd Street, Suite 350 San Francisco, CA 94107 Attn: Andy Schwab

VERSANT VENTURE CAPITAL V, L.P.

VERSANT AFFILIATES FUND V, L.P.

VERSANT OPHTHALMIC AFFILIATES FUND I, L.P.

VERSANT VENTURE CAPITAL V (CANADA) LP

Address for all:

One Sansome Street, Suite 3630

San Francisco, CA 94104

Attn: Robin L. Praeger

VIVO CAPITAL FUND VIII, L.P. VIVO CAPITAL SURPLUS FUND VIII, L.P. Address for all: 505 Hamilton Ave., Suite 207 Palo Alto, CA 94301 Attn: Albert Cha

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD

51 Astor Place, 10th Floor

New York, NY 10003

Attn: Michael Altman

E-mail: Michael@perceptivelife.com

With a copy to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attn: David R. Lallouz

E-mail: lallouz@thsh.com

RA CAPITAL HEALTHCARE FUND, L.P. 20 Park Plaza, Suite 1200 Boston, MA 02116 Attn: Nicholas McGrath

Blackwell Partners LLC – Series A 280 S. Mangum Street, Suite 210 Durham, NC 27701 Attn: Jannine Lall

OrbiMed Private Investments VI, LP 601 Lexington Avenue, 54th Floor New York, NY 10022 Attn: General Counsel